UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2010

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2010, we entered into a license agreement with Optherion, Inc. (“Optherion”), pursuant to which Optherion has granted us an exclusive, worldwide, royalty-bearing license (with the limited right to sublicense) to develop and commercialize products covered by the patent claims and know-how licensed under the agreement for diagnostic uses for research, laboratory developed tests or in vitro diagnostic tests, for use with any and all types of technology platforms. The license agreement covers extensive intellectual property rights for significant age-related macular degeneration related genetic variants. Pursuant to the terms of the agreement, we have agreed to conduct developmental activities with respect to the licensed products for use with therapeutic products being developed by Optherion, and we have also agreed to use commercially reasonable efforts to develop and commercialize the licensed products, including the achievement of specified commercial milestones.

Under the terms of the agreement, in the event that the first commercial sale of a licensed product in the United States has not occurred on or before January 31, 2011, we will pay Optherion a non-creditable license maintenance fee equal to $260,000 per year. The license maintenance fee will be pro-rated for any period less than a full year before the first commercial sale of a licensed product in the United States. Following the first commercial sale of a licensed product in the United States, we will no longer be required to pay the license maintenance fee, but instead we will pay Optherion a minimum royalty payment each year during the term of the agreement ranging between $260,000 and $270,000 per year and such minimum payment shall be creditable against any royalties due based upon licensed product sales. We have also agreed to make payments to Optherion upon the achievement of specified development, regulatory and commercial milestones, and during the life of the patent claims licensed under the agreement, royalties on the cumulative worldwide annual net sales of products successfully developed and commercialized covered by the patent claims and know-how licensed under the agreement. We also agreed, upon entry into the agreement, to reimburse Optherion for its prior patent related costs and expenses in the amount of $1,071,651.

The agreement will remain in force in each country until the expiration of our obligation to make royalty payments in such country, subject to earlier termination by either party upon uncured material breach or other specified circumstances. Optherion may terminate the agreement if we challenge the validity of any patent covered by the licensed technology, if we abandon or suspend our research, development, marketing or commercialization of the licensed products, or if we fail to comply with certain insurance requirements set forth in the agreement. We may terminate the agreement for any reason upon 90 days’ prior written notice, provided that if such notice of termination is delivered prior to the first anniversary of the effective date of the agreement, we shall be required to pay Optherion a non-creditable termination fee of $2,000,000. In the event that the agreement expires pursuant to its terms, we will retain the licenses and sublicenses granted under the agreement as fully paid and royalty free, subject to certain specified limitations.

2.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this report, including statements regarding our ability to develop and commercialize products, our ability to make the required payments under the license agreement, and our retention of the licenses and sublicenses following the expiration of the license agreement, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with our ability to position ourselves for product launches, our ability to develop and commercialize new technologies and products, our ability to obtain or maintain regulatory approvals, our ability to manage our existing cash resources or raise additional cash resources and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2008 and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this report.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: February 8, 2010	By:	/s/ Clarke W. Neumann
Clarke W. Neumann
Vice President and General Counsel